Exhibit 99.1

HISTOGENICS CORPORATION PROVIDES NEOCART® PHASE 3 CLINICAL TRIAL ENROLLMENT UPDATE

- 50% of Patients Enrolled in NeoCart Phase 3 Clinical Trial -

WALTHAM, Mass., February 2, 2016 /GLOBE NEWSWIRE/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a regenerative medicine company focused on developing and commercializing products in the musculoskeletal space, announced that as of February 2, 2016 it had enrolled 123, or just over half, of the 245 patients required to complete enrollment of its ongoing NeoCart Phase 3 clinical trial. This trial is being conducted under a Special Protocol Assessment (SPA) with the United States Food and Drug Administration (FDA).

“We are pleased with the progress we have made over the last several months in the enrollment of the Phase 3 clinical trial evaluating NeoCart, and believe that many of the enrollment enhancement strategies we put in place in 2015 are positively impacting our enrollment trends,” stated Adam Gridley, Chief Executive Officer of Histogenics. “The recent positive momentum in enrollment and increased investigator engagement with our clinical team members gives us confidence that these enhancements are working. In addition, the recently approved changes by the FDA in December 2015 to the Phase 3 clinical trial inclusion/exclusion criteria are being implemented at each of our clinical sites and may provide additional positive momentum. We continue to expect to complete enrollment by the end of the second quarter of 2017,” continued Mr. Gridley.

The Phase 3 clinical trial is designed to evaluate the safety and efficacy of NeoCart as a first-line therapy for full thickness knee cartilage defects in skeletally mature adults ages 18 to 59 and to show superiority of NeoCart against the current standard of care, microfracture. NeoCart is a cartilage-like, tissue engineered implant created from a patient’s own cartilage cells. The patient’s cells are multiplied in Histogenics’ laboratory and then infused into a proprietary scaffold to allow them to organize and function like cartilage cells. Before NeoCart is shipped to the surgeon for implantation, the cell and scaffold construct undergoes a bioengineering process that is designed to mimic a joint so that the implant, upon placement in the knee with a proprietary bioadhesive, is primed to begin functioning like healthy cartilage.

About Histogenics Corporation

Histogenics is a leading regenerative medicine company developing and commercializing products in the musculoskeletal segment of the marketplace. Histogenics’ regenerative medicine platform combines expertise in cell processing, scaffolding, tissue engineering, bioadhesives and growth factors to provide solutions to treat musculoskeletal-related conditions. Histogenics’ first investigational product candidate, NeoCart®, is currently in Phase 3 clinical development. NeoCart is an autologous cell therapy designed to treat cartilage defects in the knee using the patient’s own cells. Knee cartilage defects represent a significant opportunity in the United States, with an estimated 500,000 or more applicable procedures each year. NeoCart is designed to exhibit characteristics of articular, hyaline cartilage prior to and upon implantation into the knee and therefore does not rely on the body to make new cartilage, characteristics not exhibited in other current treatment options. For more information, please visit www.histogenics.com.

Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

Important factors that could cause actual results to differ materially from those reflected in Histogenics’ forward-looking statements include, among others: the timing and success of Histogenics’ NeoCart Phase 3 clinical trial, including, without limitation, possible delays in enrolling the NeoCart Phase 3 clinical trial; the ability to obtain and maintain regulatory approval of NeoCart or any product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Histogenics’ product candidates; the ability to obtain and maintain regulatory approval regarding the comparability of critical NeoCart raw materials following our technology transfer and manufacturing location transition; the size and growth of the potential markets for Histogenics’ product candidates and the ability to serve those markets; Histogenics’ expectations regarding its expenses and revenue; the sufficiency of Histogenics’ cash resources and needs for additional financing; Histogenics’ ability to attract or retain key personnel; the technologies on which Histogenics’ channel partnering agreement with Intrexon Corporation is based are currently in preclinical and clinical stages of development; Histogenics will incur additional expenses in connection with its exclusive channel collaboration agreement with Intrexon Corporation and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2015, to be filed with the SEC in the first quarter of 2016. In addition to the risks described above and in Histogenics’ annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Histogenics’ results.

There can be no assurance that the actual results or developments anticipated by Histogenics will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Histogenics. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Histogenics or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Histogenics cautions investors not to rely too heavily on the forward-looking statements Histogenics makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Histogenics undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Investor Relations

Tel: +1 (781) 547-7909

InvestorRelations@histogenics.com

SOURCE: Histogenics Corporation